  McGovern, Hurley, Cunningham, LLP

Chartered Accountants

AUDITORS' REPORT

To the Shareholders of

Desert Sun Mining Corp.

(A Development Stage Company)

We have audited the consolidated balance sheets of Desert Sun Mining Corp. (A Development Stage Company) as at December 31, 2004 and August 31, 2003 and the consolidated statements of shareholders' equity, operations and deficit and cash flows for the sixteenth-month period ended December 31, 2004 and the twelve-month period ended August 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We concluded our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respells, the consolidated financial position of the Company as at December 31, 2004 and August 31, 2003 and the results of its operations and its cash flows for the sixteenth-month period ended December 31, 2004 and the twelve-month period ended August 31, 2003 in a000rdance with Canadian generally accepted accounting principles.

The consolidated financial statements as at August 31, 2002 and for the year then ended were audited by another firm of Chartered Accountants who expressed an opinion without reservation on those statements in their report dated November 19, 2002.

McGOVERN, HURLEY, CUNNINGHAM, LLP

Chartered Accountants

TORONTO, Canada

February 22, 2005

except for Note 17

which is at March 4, 2005

2005 Sheppard Avenue East, Suite 300, Toronto, Ontario, Canada, M2J 5B4

Telephone: (416) 496-1234 - Fax: (416) 496-0125 - E-Mail: info@mhc-ca.com - Website: www.mhc-ca.com

DESERT SUN MINING CORP.

(A Development Stage Company.)

CONSOLIDATED BALANCE SHEETS

(Stated in Canadian Dollars)

As at

	December 31, 2004	August 31, 2003
Assets
Current Cash and equivalents	$ 21,356,050	$ 6,832,461
Amounts receivable and prepaid expenses	1,455,386	68,742
Other receivables (Note 13 (c))	1,491,942
Inventories	361,754
	24,665,132	6,901,203
Exploration property, plant and equipment (Note 3)	32,104,499	3,147,498
Property and equipment (Note 4)	8,106,838	39,455
	$ 64,876,469	$ 10,088,156

Liabilities Current Accounts payable and accrued liabilities	$ 3,182,888	$ 487,632
Other payables	1,491,942
Current portion of long-term obligations (Note 10)	187,696
	4,862,526	487,632
Long-term Obligations (Note 10)	314,140
	5,176,666	487,632
Contingencies (Notes 3, 5 and 12(d)) Shareholders' Equity Share capital (Note 5)	62,646,559	16,952,085
Warrants (Note 6)	9,757,728	1,682,832
Contributed surplus (Note 9)	5,023,881	428,419
Deficit	(17,728,365)	(9,462,812)
	59,699,803	9,600,524
	$ 64,876,469	$ 10,088,156

Nature of Operations (Note 1).

Approved on behalf of the Board of Directors:

“signed” Stan Bharti                                             “signed” Bruce Humphrey

Stan Bharti, Chairman                                         Bruce Humphrey, Chief Executive Officer

DESERT SUN MINING CORP.

(A Development Stage Company.)

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Stated in Canadian Dollars)

	Common Shares		Warrants	Contributed Surplus and Others	Accumulated Deficit	Shareholders’ Equity

	#	$	$	$	$	$

Balance at inception – 21 May 1980	-	-	-	-	-	-
Issuance of shares for cash	1,985,000	358,400	-	-	-	358,400
Issuance of shares for property interest	200,000	40,000	-	-	-	40,000
Loss for the period	-	-	-	-	(76,005)	(76,005)

Balance – 30 June 1981	2,185,000	398,400	-	-	(76,005)	322,395
Issuance of shares for cash	50,000	20,000	-	-	-	20,000
Issuance of shares for property interest	(200,000)	(40,000)	-	-	-	(40,000)
Loss for the period	-	-	-	-	(103,570)	(103,570)

Balance – 30 June 1982	2,035,000	378,400	-	-	(179,575)	198,825
Issuance of shares for cash	310,000	146,000	-	-	-	146,000
Loss for the period	-	-	-	-	(207,254)	(207,254)

Balance - 30 June 1983	2,345,000	524,400	-	-	(386,829)	137,571
Issuance of shares for cash	100,000	15,000	-	-	-	15,000
Issuance of shares on settlement of debt	337,300	79,297	-	-	-	79,297
Loss for the period	-	-	-	-	(119,422)	(119,422)

Balance - 30 June 1984	2,782,300	618,697	-	-	(506,251)	112,446
Consolidation (1 for 4)	(2,086,725)	-	-	-	-	-

Balance after Consolidation	695,575	618,697	-	-	(506,251)	112,446
Loss for the period	-	-	-	-	(222,162)	(222,162)

Balance - 30 June 1985	695,575	618,697		-	(728,413)	(109,716)
Exercise of Options	50,806	25,702	-	-	-	25,702
Issuance of shares on settlement of debt	656,114	121,438	-	-	-	121,438
Loss for the period	-	-	-	-	(90,922)	(90,922)

Balance – 30 June 1986	1,402,495	765,837	-	-	(819,335)	(53,498)
Issuance of share for cash	1,090,625	446,222	-	-	-	446,222
Exercise of options	50,000	38,500	-	-	-	38,500
Exercise of warrants	300,000	240,000	-	-	-	240,000
Issuance of shares on settlement of debt	13,258	11,800	-	-	-	11,800
Share issuance costs	-	(85,000)	-	-	-	(85,000)
Loss for the period	-	-	-	-	(199,462)	(199,462)

Balance – 30 June 1987	2,856,378	1,417,359	-	-	(1,018,797)	398,562
Issuance of shares for cash	424,000	372,590	-	-	-	372,590
Exercise of options	141,319	113,226	-	-	-	113,226
Exercise of warrants	7,500	8,250	-	-	-	8,250
Issuance of shares for property interest	150,000	202,250	-	-	-	202,250
Loss for the period	-	-	-	-	(310,420)	(310,420)

Balance – 30 June 1988	3,579,197	2,113,675	-	-	(1,329,217)	784,458

See accompanying notes to these consolidated financial statements.

DESERT SUN MINING CORP.

(A Development Stage Company.)

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Stated in Canadian Dollars)

	Common Shares		Warrants	Contributed Surplus and Others	Accumulated Deficit	Shareholders’ Equity

	#	$	$	$	$	$

Balance - 30 June 1988	3,579,197	2,113,675	-	-	(1,329,217)	784,458
Issuance of shares for cash	138,887	92,500	-	-	-	92,500
Exercise of options	439,244	273,001	-	-	-	273,001
Issuance of shares for property interest	68,323	30,062	-	-	-	30,062
Loss for the period	-	-	-	-	(363,636)	(363,636)

Balance - 30 June 1989	4,225,651	2,509,238	-	-	(1,692,853)	816,385
Issuance of shares For cash	684,210	130,000	-	-	-	130,000
Exercise of options	2,314,230	538,030	-	-	-	538,030
Issuance of shares on settlement of debt	777,984	140,037	-	-	-	140,037
Issuance of shares for property interest	100,000	18,000	-	-	-	18,000
Issuance of shares for equipment	200,000	49,000	-	-	-	49,000
Loss for the period	-	-	-	-	(226,197)	(226,197)

Balance – 30 June 1990	8,302,075	3,384,305	-	-	(1,919,050)	1,465,255
Consolidation (1 for 6)	(6,918,396)	-	-	-	-	-

Balance after consolidation	1,383,679	3,384,305	-	-	(1,919,050)	1,465,255
Issuance of shares for cash	1,000,000	405,000	-	-	-	405,000
Exercise of options	21,286	19,158	-	-	-	19,158
Issuance of warrants	26,316	30,000	-	-	-	30,000
Loss for the period	-	-	-	-	(184,483)	(184,483)

Balance – 30 June 1991	2,431,281	3,838,463	-	-	(2,103,533)	1,734,930
Issuance of shares For cash	137,000	55,485	-	-	-	55,485
Exercise of warrants	11,000	4,950	-	-	-	4,950
Loss for the period	-	-	-	-	(32,776)	(32,776)

Balance – 31 August 1991	2,579,281	3,898,898	-	-	(2,136,309)	1,762,589
Issuance of shares for cash	389,000	101,140	-	-	-	101,140
Exercise of options	390,000	200,000	-	-	-	200,000
Exercise of warrants	366,500	174,515	-	-	-	174,515
Loss for the period	-	-	-	-	(533,739)	(533,739)

Balance – 31 August 1992	3,724,781	4,374,553	-	-	(2,670,048)	1,704,505
Exercise of options	242,074	36,311	-	-	-	36,311
Loss for the period	-	-	-	-	(2,001,735)	(2,001,735)

Balance - 31 August 1993	3,966,855	4,410,864	-	-	(4,671,783)	(260,919)
Issuance of shares on settlement of debt	1,613,400	242,010	-	-	-	242,010
Consolidation (1 for 5)	(4,464,204)	-	-	-	-	-

Balance after consolidation	1,116,051	4,652,874	-	-	(4,671,783)	(18,909)
Loss for the period	-	-	-	-	(30,725)	(30,725)

Balance - 31 August 1994	1,116,051	4,652,874	-	-	(4,702,508)	(49,634)

See accompanying notes to these consolidated financial statements.

DESERT SUN MINING CORP.

(A Development Stage Company.)

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Stated in Canadian Dollars)

	Common Shares		Warrants	Contributed Surplus and Others	Accumulated Deficit	Shareholders’ Equity

	#	$	$	$	$	$

Balance - 31 August 1994	1,116,051	4,652,874	-	-	(4,702,508)	(49,634)
Issuance of shares for cash	1,400,000	215,269	-	-	-	215,269
Exercise of warrants	170,000	44,200	-	-	-	44,200
Loss for the period	-	-	-	-	(97,936)	(97,936)

Balance – 31 August 1995	2,686,051	4,912,343	-	-	(4,800,444)	111,899
Stock split (2 for 1)	2,686,051	-	-	-	-	-

Balance after stock split	5,372,102	4,912,343	-	-	(4,800,444)	111,899
Issuance of shares for cash	2,328,324	551,142	-	-	-	551,142
Exercise of warrants	173,680	49,499	-	-	-	49,499
Issuance of shares for property interest	400,000	180,000	-	-	-	180,000
Loss for the period	-	-	-	-	(396,596)	(396,596)

Balance - 31 August 1996	8,274,106	5,692,984	-	-	(5,197,040)	495,944
Issuance of shares for cash	420,000	380,000	-	-	-	380,000
Share issue costs	18,803	-	-	-	-	-
Exercise of warrants	3,926,154	531,423	-	-	-	531,423
Loss for the period	-	-	-	-	(563,475)	(563,475)

Balance - 31 August 1997	12,639,063	6,604,407	-	-	(5,760,515)	843,892
Issuance of shares for cash	115,000	26,450	-	-	-	26,450
Exercise of options	250,000	57,500	-	-	-	57,500
Loss for the period	-	-	-	-	(311,640)	(311,640)

Balance – 31 August 1998	13,004,063	6,688,357	-	-	(6,072,155)	616,202
Issuance of shares for property interest	4,411	3,750	-	-	-	3,750
Exercise of warrants	5,000	1,150	-	-	-	1,150
Loss for the period	-	-	-	-	(903,772)	(903,772)

Balance – 31 August 1999	13,013,474	6,693,257	-	-	(6,975,927)	(282,670)
Shares held in escrow cancelled	(21,656)	-	-	-	-	-
Loss for the period	-	-	-	-	(68,822)	(68,822)

Balance – August 31, 2000	12,991,818	6,693,257	-	-	(7,044,749)	(351,492)
Shares issued for property interest	44,000	8,360	-	-	-	8,360
Special warrants issued for cash	2,500,000	236,250	-	-	-	236,250
Loss for the period	-	-	-	-	(38,569)	(38,569)

Balance, August31, 2001	15,535,818	6,937,867	-	-	(7,083,318)	(145,451)
Private placements	500,000	100,000	-	-	-	100,000
Exercise of stock options	789,290	94,715	-	-	-	94,715
Issuance of special warrants for cash	-	-	-	1,872,475	-	1,872,475
Loss for the period	-	-	-	-	(125,421)	(125,421)

Balance, August 31, 2002	16,825,108	7,132,582	-	1,872,475	(7,208,739)	1,796,318

See accompanying notes to these consolidated financial statements.

DESERT SUN MINING CORP.

(A Development Stage Company.)

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Stated in Canadian Dollars)

	Common Shares		Warrants	Contributed Surplus and Others	Accumulated Deficit	Shareholders’ Equity

	#	$	$	$	$	$

Balance, August 31, 2002	16,825,108	7,132,582	-	1,872,475	(7,208,739)	1,796,318

Issuance of special warrants for cash	-	-	-	100,000	-	100,000

Conversion of special warrants	5,000,000	1,419,047	553,428	(1,972,475)	-	-

Private placements	9,246,520	7,694,174	1,212,471	179,545	-	9,086,190

Exercise of warrants	835,000	433,517	(83,067)	-	-	(83,067)

Exercise of stock options	961,790	272,765	-	-	-	272,765

Stock-based compensation	-	-	-	248,874	-	248,874

Adjustment	66	-	-	-	-	-

Loss for the period	-	-	-	-	(2,254,073)	(2,254,073)

Balance, August 31, 2003	32,868,484	16,952,085	1,682,832	428,419	(9,462,812)	9,600,524

Issued for Jacobina Gold property	1,851,852	3,000,000	-	-	-	3,000,000

Private placements	33,672,810	51,198,701	-	-	-	51,198,701

Warrant valuation	-	(9,143,681)	9,143,681	-	-	-

Exercise of warrants	4,241,950	3,284,933	-	-	-	3,284,933

Warrant valuation allocation on exercise of warrants	-	841,847	(841,847)	-	-	-

Exercise of stock options	540,833	344,183	-	-	-	344,183

Warrant valuation allocation on exercise of options	-	50,500	-	(50,500)	-	-

Expiry of warrants	-	-	(226,938)	226,938	-	-

Stock-based compensation	-	-	-	4,419,024	-	4,419,024

Share issue costs	-	(3,882,009)	-	-	-	(3,882,009)

Loss for the period	-	-	-	-	(8,265,553)	(8,265,553)

Balance, December 31, 2004	73,175,929	62,646,559	9,757,728	5,023,881	(17,728,365)	59,699,803

See accompanying notes to these consolidated financial statements.

DESERT SUN MINING CORP.

(A Development Stage Company.)

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(Stated in Canadian Dollars)

Cumulative from Inception (May 21, 1980) to December 31, 2004	Sixteen Months Ended December 31, 2004	Twelve Months Ended August 31, 2003	Twelve Months Ended August 31, 2002

Revenue	$ -	$ -	$ -	$ -

Expenses Amortization	36,193	6,966	2,952	959
Compensation expense (Note 8)	4,667,898	4,419,024	248,874
Consulting fees	600,777	421,147	152,895	26,735
Directors' and Committee Members' fees	63,000	63,000
Investor relations and shareholders' information	1,185,619	794,372	389,112	2,117
Management and administrative services	2,427,476	1,677,731	716,745	33,000
Office and miscellaneous	3,776,922	511,166	233,272	25,369
Professional fees	437,908	228,400	118,678	28,307
Transfer agent, listing and filing fees	441,622	234,837	167,162	15,440
Travel and entertainment	929,104	562,297	297,705	68,516
Write-off of property interest	3,910,160			23,249
Write-off of equipment	168,348			5,437
Forgiveness of amounts payable	(154,741)			(100,199)
Loss before the undernoted	18,490,286	8,918,940	2,327,395	128,930
Interest income	(789,989)	(673,354)	(82,442)	(2,414)
Interest expense	3,353	1,877	1,476	-
Foreign exchange loss / (gain)	24,715	18,090	7,644	(1,095)
Net loss for the period	$(17,728,365)	$ (8,265,553)	$ (2,254,073)	$ (125,421)
DEFICIT, beginning of period		(9,462,812)	(7,208,739)	(7,083,318)
DEFICIT, end of period	$(17,728,365)	$(17,728,365)	$ (9,462,812)	$(7.208,739)

Net loss per share - basic and diluted		$(0.14)	$(0.09)	$(0.01)
Weighted average number of shares outstanding		57,348, 561	25,048,434	15,780,313

See accompanying notes to these consolidated financial statements.

DESERT SUN MINING CORP.

(A Development Stage Company.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in Canadian Dollars)

	Cumulative from Inception (May 21, 1980) to December 31, 2004	Sixteen Months Ended December 31, 2004	Twelve Months Ended August 31, 2003	Twelve Months Ended August 31, 2002
Cash Provided by (Used in): OPERATING ACTIVITIES Net loss for the period	$(17,728,365)	$(8,265,553)	$(2,254,073)	$(125,421)
Adjustments for non-cash items: Amortization	459,160	6,966	2,952	959
Compensation expense (Note 8)	4,667,898	4,419,024	248,874	-
Forgiveness of debt	(154,741)			(100,199)
Write off of property interests	3,910,160			23,249
Write off of equipment	165,552			5,4.37
Net change in non-cash working capital balances	2,114,170	953,037	444,233	(100,233)
	(6,566,166)	(2,886,526)	(1,558,014)	(296,208)
FINANCING ACTIVITIES Private placements (net of issue costs)	59,853,497	47,316,692	9,086,190	194,715
Issue of special warrants	2,208,725		100,000	1,872,475
Exercise of warrants	4,719,370	3,284,933	350,450
Exercise of options	1,892,674	344,183	272,765
	68,674,266	50,945,808	9,809,405	2,067,190
INVESTING ACTIVITIES Exploration property, plant and equipment (net)	(32,346,094)	(25,738,930)	(3,111,662)	(35,836)
Property and equipment (net)	(8,405,956)	(7,796,763)	(42,407)
	(40,752,050)	(33,535,693)	(3,154,069)	(35,836)
CHANGE IN CASH AND EQUIVALENTS, for the period	21,356,050	14,523,589	5,097,322	1,735,146
CASH AND EQUIVALENTS, beginning of period		6,832,461	1,735,139	(7)
CASH AND EQUIVALENTS, end of period	$21,356,050	$21,356,050	$6,832,461	$1,735,139

Supplemental information: Interest paid	3,353	1,877	1,476
Income taxes paid		-
Issuance of shares for exploration properly, plant and equipment	3,442,422	3,000,000
Issuance of shares for equipment	49,000
Issuance of shares to settle debt	594,582
Conversion of special warrants to shares and warrants	2,208,725	.	1,972,475
Property and Equipment financed	501,836	501,836

See accompanying notes to these consolidated financial statements.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

1.

NATURE OF OPERATIONS

Desert Sun Mining Corp. ("Desert Sun" or the "Company", a company that on March 20, 2003 was continued under the Canada Business Corporations Act, is engaged in the acquisition, exploration and development of properties for the purpose of producing precious metals. The Company's principal asset is its 100% interest in the Jacobina gold project located in the State of Bahia, in northeastern Brazil. The Jacobina Mine is currently at the development stage. The ability of Desert Sun to realize the costs it has incurred to date on this property is dependent upon the Company being able to continue to finance the development of the commercial ore body that has been identified, and to resolve any technical, environmental, regulatory, or other constraints which may hinder the successful development of the property.

In order to meet future project expenditures and cover administrative costs, the Company may need to raise additional financing. Although Desert Sun has been successful in raising funds to date, there can be no assurance that adequate funding will be available in the future, or available under terms favourable to the Company. These consolidated financial statements have been prepared on a going concern basis that assumes the Company will be able to continue to realize its assets and discharge its liabilities in the normal course of business. In the event the Company is not able to obtain adequate funding, there is uncertainty as to whether the Company will be able to maintain its property interests. The consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities that would be necessary if the Company were unable to achieve profitable mining operations or obtain adequate financing.

2.

SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP') and reflect the significant accounting policies outlined below. These policies conform, in all material respects, with United States generally accepted accounting principles (`US GAAP"), except as discussed in Note 18.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its more than 50%-owned subsidiaries. All material inter-company balances and transactions have been eliminated.

Exploration property, plant and equipment

Property acquisition costs and related direct exploration costs are deferred until the properties are placed into production, sold or abandoned. These deferred costs will be amortized on the unit-of-production basis over the estimated useful lives of the properties following the commencement of production, or written-off if the properties are sold, allowed to lapse or abandoned.

The cost of exploration property, plant and equipment includes any cash consideration paid, and the fair market value of shares issued, if any, on the acquisition of property interests. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts when the payments are made. The recorded amounts of property claim acquisition costs and their related deferred exploration costs represent actual expenditures incurred and are not intended to reflect present or future values.

The Company reviews capitalized costs on its property interests on a periodic, or annual, basis and will recognize an impairment in value based upon current exploration results and upon management's assessment of the future probability of profitable revenues from the property or from the sale of the property. Management's assessment of the property's estimated current fair market value may also be based upon a review of other property transactions that have occurred in the same geographic area as that of the property under review.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

2.

SIGNIFICANT ACCOUNTING POLICIES (continued)

Environmental expenditures

The operations of the Company may in the future be affected by changes in environmental regulations, including those for future removal and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company are not predictable. Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. To date, the Company has incurred no material environmental expenditures relating to the exploration of its properties.

Asset Retirement Obligations

Effective September 1, 2003, the Company adopted the new CICA accounting standard on "Asset retirement obligations". Under the new standard the Company is required to record a liability for the estimated future costs associated with legal obligations relating to the reclamation and closure of its mining properties. This amount is initially recorded at its discounted present value with subsequent annual recognition of an accretion amount on the discounted liability. An equivalent amount is recorded as an increase to mining interests and amortized over the useful life of the property. As the Company does not currently have any legal obligations relating to the reclamation and closure of its mining properties, the adoption of this standard had no impact on the accounts of the Company.

Equipment and amortization

Equipment is recorded at cost and amortized over the estimated economic life of the mine to which they relate or using the straight-line method over their estimated useful lives, which generally range from three to ten years. During the development stage, certain amortization of equipment related to the Jacobina Mine is charged to exploration property, plant and equipment from where it will be amortized directly to operations on a unit of production basis upon commencement of commercial production.

Inventories

Parts and supplies are valued at the lower of average cost or replacement cost.

Work-in-process inventories are valued at the lower of average production cost or net realizable value.

Stock-based compensation

Effective September 1, 2002, the Company adopted the recommendations of the Canadian Institute of Chartered Accountants Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments. This Section defines recognition, measurement and disclosure standards for stock-based compensation to non-employees and employees. Under these new standards, all stock-based payments made to non-employees must be systematically accounted for in the enterprise's financial statements. These standards also define a fair value-based method of accounting for stock-based employee compensation plans. Desert Sun applied the pro forma disclosure provisions of the new standard to options granted to directors, officers and employees on or after September 1, 2002, and applied the fair value method for options granted as compensation for services rendered to the Company other than in the course of employment For options granted in fiscal years beginning on or after January 1, 2004 the CICA Handbook now requires that compensation for option awards to employees be recognized in the financial statements at fair value. The Company, as permitted by CICA Handbook Section 3870, has adopted this section prospectively for new option awards granted on or after September 1, 2003. The fair value of each option is accounted for in operations, over the vesting period of the options, and the related credit is included in contributed surplus. Accordingly, a fair value compensation expense of $4,419,024 has been recorded for the sixteen months ended December 31, 2004 for awards granted (and vested) in that period, and credited to contributed surplus. (See Note 8.)

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

2.

SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and equivalents

Cash and equivalents comprise cash on hand and liquid short-term investments. The investments are held in a Canadian chartered bank or a financial institution controlled by a Canadian chartered bank.

Share capital

Common shares issued for non-monetary consideration are recorded at their fair market value based on the trading price of the Company's shares on the Toronto Stock Exchange on the date of the agreement to issue the shares.

Income taxes

The Company accounts for and measures future tax assets and liabilities in accordance with the asset and liability method. Under this method, future tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment of the change. When the future realization of income tax assets does not meet the test of being more likely than not to occur, a valuation allowance in the amount of the potential future benefit is taken and no net asset is recognized.

Loss per share

Loss per share is calculated using the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated using the treasury stock method. Stock options and warrants outstanding were not included in the computation of diluted loss per share as their inclusion would be anti-dilutive.

Use of estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of any contingent assets and liabilities as at the date of the consolidated financial statements, as well as the reported amounts of revenues earned and expenses incurred during the period. The most significant estimates are related to recoverability of exploration expenditures, exploration property, plant and equipment and contingencies. Actual results could differ from those estimates.

Foreign currency translation

The Canadian dollar is the functional currency of the Company, all of whose operations are classified as integrated for foreign currency translation purposes. Under this method translation gains or losses are included in the determination of net income or loss.

Monetary assets and liabilities of the Company's integrated foreign operations are translated into Canadian dollars at exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates, unless such items are carried at market, in which case they are translated at the exchange rates in effect on the balance sheet date. Revenues and expenses, except amortization which is translated at historical rates, are translated at the average exchange rates for the period.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

3.

EXPLORATION PROPERTY, PLANT AND EQUIPMENT

	Balance at		Balance at		Balance at
	August 31, 2002	Expenditure during the Period	August 31, 2003	Expenditure during the Period	December 31, 2004
	$	$	$	$	$
Acquisition costs	25,000	300,000	325,000	4,547,859	4,872,859
Exploration costs Feasibility study expenses		626,648	626,648	151,018	777,666
Drilling and assaying		832,260	832,260	5,253,704	6,085,964
Access roads	-	-	-	94,430	94,430
Geological and geophysical	9,000	369,872	378,872	1,010,421	1,389,293
Prospecting	-	-	-	76,363	76,363
Transport and travel expenses	1,677	244,628	246,305	402,337	648,642
Labour, administration and consumables	159	738,254	738,413	1,467,134	2,205,547
Preproduction costs Mine development— Jacobina mine				3,543,250	3,543,250
Mine development— Mill				8,900,670	8,900,670
Mine development— Mill site				1,541,274	1,541,274
Mine development— Consumables				1,653,711	1,653,711
Transport and travel expenses				314,830	314,830
	35,836	3,111,662	3,147,498	28,957,001	32,104,499

Jacobina Mine, Bahia State, Brazil

Desert Sun entered into an option agreement with Valencia Ventures Inc. ('Valencia') dated May 17, 2002 to acquire a 51% interest in the Jacobina properties by paying $25,000 and agreeing to spend US$2 million in exploration on the properties by December 31, 2004. An officer and director of the Company is a director of Valencia. On September 20, 2002 Desert Sun entered into a Memorandum of Understanding whereby the Company could acquire the remaining 49% interest in the Jacobina property by paying $100,000 upon execution of a formal agreement and a further $5,000,000 within 90 days of earning the initial 51% interest In September 2003 Desert Sun completed the expenditure commitment required in terms of the option agreement, acquired the 51% interest in the Jacobina Mine and related mineral concessions and exercised its option to acquire the remaining 49% interest from Valencia. The purchase price of $5 million was satisfied through a cash payment of $2 million and the issuance of 1,851,852 common shares in the capital of the Company, at a price of $1.62 per share. As a result of the exercise of this option, Desert Sun owns 100% of the Jacobina property. To give effect to this acquisition, Desert Sun has acquired a 100% interest in the equity of Jacobina Mineragao e Comercio Ltda. ("JMC'), the Brazilian company that holds the mining and exploration licences, fixed property, etc. The purchase price was allocated to Exploration Property, Plant and Equipment ($4,547,859) and Real Property ($452,141).

Under the terms of the agreement, Valencia has provided certain indemnities to Desert Sun for liabilities which were outstanding at the date of acquisition. These amounts include taxes payable to the Brazilian Federal and State authorities, for which formal refinancing arrangements have been concluded; liabilities to third parties, which have subsequently been substantially settled; as well as labour and health related claims by former employees, which are being contested in court. Arrangements have been made by Valencia to settle all of the past taxes payable, of which some $1.3 million remain outstanding, over periods of up to 15 years. An estimate of the possible settlements relating to silicosis, for the period prior to the Company's acquisition of JMC and for which Valencia has indemnified Desert Sun, is between $6 million and $9 million. It is management's belief however, that the labour related claims are substantially without merit and Desert Sun and Valencia are defending the actions vigorously.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

4.

PROPERTY AND EQUIPMENT

	Cost $	Accumulated Amortization $	December 31 2004 Net $	August 31 2003 Net $
Canada Computer equipment	10,865	2,295	8,570	24,702
Office furniture and equipment	16,756	4,225	12,531	14,753
Brazil Equipment	5,142,616	71,747	5,070,869
Vehicles	2,433,488	127,345	2,306,143
Computer equipment	225,546	18,049	207,497
Office furniture and equipment	50,017	930	49,087
Real Property (Note 4(a))	452,141		452,141
	8,331,429	224,591	8,106,838	39,455

(a)

In September 2003 Desert Sun acquired a 100% interest in the equity of Jacobina Mineragao e Comerao Ltda., the Brazilian company that owns the Jacobina Mine mining and exploration licences, fixed property and plant and equipment The historical book value of the assets was substantially written down when the mine was placed on care-and-maintenance in 1998 by Valencia; with the remaining value attributed principally to the real property. Management has reviewed the real property portfolio and has determined that the current fair value thereof exceeds the stated book value.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

5.

SHARE CAPITAL

a)

Authorized

Unlimited number of common shares

b)

issued

	Number of Shares	Amount
	#	$
Issued at, August 31, 2001	15,535,818	$ 6,937,867
Private placements	500,000	100,000
Exercise of stock options	789,290	94,715
Issued at, August 31, 2002	16,825,108	$ 7,132,582
Conversion of special warrants	5,000,000	1,419,047
Private placement- February 2003 (i)	4,701,065	3,983,267
Private placement- July 2003 (ii)	4,545,455	3,710,907
Exercise of warrants	835,000	433,517
Exercise of stock options	961,790	272,765
Adjustment	66
Issued at, August 31, 2003	32,868,484	$ 16,952,085
Issued for Jacobina gold property (Note 3)	1,851,852	3,000,000
Private placement - September 2003 (iii)	8,115,000	11,198,700
Private placement - November 2003 (iv)	11,764,707	20,000,002
Private placement - October 2004 (v)	13,793,103	19,999,999
Warrant valuation (iv) and (v)		(9,143,681)
Exercise of warrants - cash proceeds	4,241,950	3,284,933
Exercise of warrants - warrant valuation allocation		841,847
Exercise of stock options - cash proceeds	540,833	344,183
Exercise of stock options - option valuation allocation		50,500
Share issue costs		(3,882,009)
Issued at, December 31, 2004	73,175,929	$ 62,646,559

(i)

In February 2003 the Company issued 4,701,065 units at a price of $1.00 per unit for total gross proceeds of $4.7 million. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole common share purchase warrant entitled the holder to purchase an additional common share at a price of $1.25 until August 18, 2004. The gross proceeds, less issue costs, have been prorated to common shares and warrants based on the relative fair value of each component, as follows: shares - $3,983,267; warrants - $525,266.

(ii)

In July 2003 the Company issued 4,545,455 units at a price of $1.10 per unit for total gross proceeds of $5 million pursuant to an underwriting agreement with Sprott Securities Inc. Each unit consisted of one common share and one-half of one common share purchase warrant Each whole common share purchase warrant entitles the holder to purchase an additional common share at a price of $1.35 for a period of two years, until July 22, 2005. The gross proceeds, less issue costs and the fair value of Compensation Options, have been prorated to common shares and warrants based on the relative fair value of each component, as follows: shares - $3,710,907; warrants - $687,205.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

5.

SHARE CAPITAL (continued)

(iii)

$11 million private placement

In September 2003 Desert Sun issued 8,115,000 common shares at a price of $1.38 per share for total gross proceeds of $11.2 million pursuant to an underwriting agreement with Sprott Securities Inc., Griffiths McBumey & Partners, Octagon Capital Corporation and Pacific International Securities Inc.

(iv)

$20 million bought deal financing

In November 2003, Desert Sun completed a bought deal financing pursuant to which it raised $20 million through the issuance of 11,764,707 units at a price of $1.70 per unit. Each unit consisted of one common share and one-half of one common share purchase warrant of Desert Sun. Each whole warrant will be exercisable at a price of $2.50 and expire on November 20, 2008.

The gross proceeds have been prorated to common shares and warrants based on the relative fair value of each component, as follows: shares - $15,489,752; warrants - $4,510,250. The Black-Scholes option pricing model was used to determine the fair market value of the warrants using the following assumptions: expected dividend yield: 0%; expected volatility: 78%; risk free interest rate: 4.0%; and an expected life of 5 years.

(v)

$20 million bought deal financing

In October 2004, the Company completed a bought deal financing pursuant to which it raised $20 million through the issuance of 13,793,103 units at a price of $1.45 per unit. Each unit consisted of one common share and one-half of one common share purchase warrant Each whole warrant will be exercisable at a price of $2.50 until November 20, 2008. The underwriting syndicate for the offering was led by Sprott Securities and included CIBC World Markets Inc., GMP Securities and Salman Partners Inc.

The gross proceeds have been prorated to common shares and warrants based on the relative fair value of each component, as follows: shares - $15,366,568; warrants - $4,633,431. The Black-Scholes option pricing model was used to determine the fair market value of the warrants using the following assumptions: expected dividend yield: 0%; expected volatility: 100%; risk free interest rate: 3.9%; and an expected life of 4 years.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

6.

WARRANTS

The following summarizes the warrant activity during the period:

	December 31, 2004		August 31, 2003
	Number of warrants #	Weighted Average Exercise Price $	Number of warrants #	Weighted Average Exercise Price $

Balance, beginning of period	7,288,260	1.00	500,000	0.28
Issued	12,778,904	2.50	7,623,260	0.98
Exercised	(4,241,950)	0.77	(835,000)	0.42
Expired	(1,015,533)	1.25

Balance, end of period	14,809,681	2.34	7,288,260	1.00

Summary of warrants outstanding at December 31, 2004:		Exercise Price
Expiry Date	Number of Warrants		Amount (*)
	#	$	$
July 22, 2005	2,030,777	1.35	614,047
November 20, 2008	5,882,353	2.50	4,510,250
November 20, 2008	6,896,551	2.50	4,633,431
	14,809,681	2.34	9,757,728

(*)  Black-Scholes valuation

7.

STOCK OPTIONS

The following summarizes the stock option activity during the period.

	December 31, 2004		August 31, 2003
	Number of Options	Weighted Ave. Exercise Price	Number of Options	Weighted Ave. Exercise Price
	#	$	#	$

Balance, beginning of period	3,133,497	0.79	1,809,290	0.33
Granted during the period (Note 8)	5,547,499	1.57	2,835,997	0.86
Exercised during the period	(540,833)	0.64	(961,790)	0.28
Cancelled or expired during the period	-	-	(550,000)	0.56

Balance, end of period	8,140,163	1.33	3,133,497	0.79

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

7.

STOCK OPTIONS (continued)

The number of common shares subject to options granted under the Company's stock option plan (and under all other management options and employee stock purchase plans) is limited to 8,500,000 common shares in aggregate, and with respect to any one optionee, to 5% of the issued and outstanding common shares of the Company at the date of the grant of the option. Options issued are exercisable for a period determined by the board of directors, which cannot exceed five years.

Effective January 21, 2004, unless determined otherwise by the Board of Directors, all options granted under the Plan will vest and become exercisable immediately.

As of December 31, 2004, the following options to acquire common shares were outstanding:

Expiry Date	Number of Options #	Exercise Price ($)
July 11, 2007 September 16, 2007 September 16, 2007 September 16, 2007 February 4, 2008 April 23, 2008 July 2, 2008 July 23, 2008 July 25, 2008 September 23, 2008 October 21, 2008	640,000 42,000 132,000 132,000 1,196,664 225,000 100,000 75,000 50,000 2,150,000 400,000 50,000 185,000 1,362,499 100,000 1,000,000 50,000 150,000 100,000	0.38 0.40 0.60 0.80 1.00 1.00 1.00 1.10 1.35 1.62 1.65 1.95 1.57 1.70 1.60 1.20 1.45 1.45 1.86
November 17, 2008 December 11, 2008 December 22, 2008 April 7, 2009
September20, 2009 (Note 8(b)) November 8, 2009 (Note 8(b)) October 5, 2009 (Note 8(b)) November 24, 2006 (Note 8(b))
	8,140,163	1.33

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

8.

STOCK OPTION COMPENSATION

(a)

During the sixteen months ended December 31, 2004, 4,247,499 stock options were unconditionally granted to the Company's directors, officers and consultants. A summary of the options granted and the value attributed to them is as follows:

(i)

2,150,000 stock options exercisable at $1.62 and expire September 23, 2008. Expected dividend yield 0%, expected volatility 78%, risk - free interest rate of 4.0% and an expected life of 5 years. Value assigned to the 2,150,000 stock options was $2,279,000.

(ii)

400,000 stock options exercisable at $1.65 and expire October 21, 2008. Expected dividend yield 0%, expected volatility 78%, risk - free interest rate of 4.0% and an expected life of 5 years. Value assigned to the 400,000 stock options was $432,000.

(iii)

50,000 stock options exercisable at $1.95 and expire November 17, 2008. Expected dividend yield 0%, expected volatility 78%, risk - free interest rate of 4.0% and an expected life of 5 years. Value assigned to the 50,000 stock options was $64,000.

(iv)

185,000 stock options exercisable at $1.57 and expire December 11, 2008. Expected dividend yield 0%, expected volatility 78%, risk - free interest rate of 4.0% and an expected life of 5 years. Value assigned to the 185,000 stock options was $190,550.

(v)

1,362,499 stock options exercisable at $1.70 and expire December 22, 2008. Expected dividend yield 0%, expected volatility 78%, risk - free interest rate of 4.0% and an expected life of 5 years. Value assigned to the 1,362,499 stock options was $1,348,874.

(vi)

100,000 stock options exercisable at $1.60 and expire April 7, 2009. Expected dividend yield 0%, expected volatility 78%, risk - free interest rate of 4.0% and an expected life of 5 years. Value assigned to the 100,000 stock options was $104,600.

The Black-Scholes valuation for the above mentioned stock options ($4,419,024) was expensed in 2004.

(b)

Also during the period, 1,300,000 options were conditionally granted to directors, officers and consultants of the company. As shareholder approval had not been obtained for this issue at December 31, 2004, no compensation expense is recorded in these consolidated financial statements. Upon shareholder approval, the fair market value of $1,103,150 will be recorded as stock based compensation expense. The Black-Scholes option pricing model was used to determine the fair market value of these options using the following assumptions: expected dividend yield: 0%; expected volatility: 78%; risk free interest rate: 3.8% - 4.0%; and an expected life of 5 years.

(c)

In 2003 the Company applied the intrinsic value method of accounting for stock options granted to employees and accordingly no compensation cost was recognized. Had stock based compensation for 1,885,997 options granted to employees been determined in accordance with the fair value method, the Company's pro forma net loss and loss per share for the year ended August 31, 2003 would have been as follows:

As reported - net loss	$2,254,073	$0.09 per share
Add: additional stock based compensation	463.336	$0.02 per share
Pro forma - net loss	$2,717,409	$0.11 per share

The Company applied the fair value method to 950,000 options granted to non-employees during the year ended August 31, 2003 and accordingly $248,874 was recorded as a consulting expense and contributed surplus. The fair value of each option was estimated on the date of the grant using a Black-Scholes option pricing model based on the following weighted average assumptions: expected dividend yield of 0%, expected volatility of 78%, a risk free rate of 4% and an expected life of five years.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

9.

CONTRIBUTED SURPLUS

The following summarizes contributed surplus activity during the period:

	December 31, 2004 $	August 31, 2003 $
Balance, beginning of period	428,419	1,872,475
Issue of special warrants		100,000
Conversion of special warrants		(1,972,475)
Compensation options issued		179,545
Stock-based compensation during the period	4,419,024	248,874
Stock options exercised during the period	(50,500)
Warrants expired during the period	226,938
Balance, end of period	5,023,881	428,419

Included in contributed surplus are the following valuations regarding stock and compensation options:

Expiry Date	Number of Options	Exercise price	Amount (*)
	#	( $)	($)
July 22, 2005(i)	227,272	1.10	179,545
February 4, 2008	200,000	1.00	62,000
April 23, 2008	175,000	1.00	47,250
July 23, 2008	75,000	1.10	19,124
September 23, 2008	2,150,000	1.62	2,279,000
October 21, 2008	400,000	1.65	432,000
November 17, 2008	50,000	1.95	64,000
December 11, 2008	185,000	1.57	190,550
December 22, 2008	1,362,499	1.70	1,348,874
April 7, 2009	100,000	1.60	104,600
Cancelled options			70,000
Expired warrants			226,938
			5,023,881

(*)  Black-Scholes valuation

(i)

As part of the private placement in July 2003, a total of 227,272 Compensation Options were issued to the underwriter. Each Compensation Option entities the holder to purchase one Compensation Unit at a price of $1.10 per Compensation Unit until July 22, 2005. Each Compensation Unit consists of one common share of the Company and one half of one common share purchase warrant Each whole warrant entities the holder to purchase one common share of the Company at a price of $1.35 until July 22, 2005. The fair value of the Compensation Options were determined, using the Black-Scholes option pricing model, to be $179,545, and have been recorded to contributed surplus. As at December 31, 2004, 227,272 Compensation Options were outstanding.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

10.

LONG-TERM OBLIGATIONS

	December 31, 2004 $	August 31, 2003 $

Supplier credit facilities, denominated in United States Dollars, bearing interest at the 24-month United States Dollar Swap rate applicable at the time of delivery plus 5.75%, repayable in quarterly installments, collateralized by security over the particular asset financed, maturing October 31, 2006. [The effective rate of interest applicable to this supplier credit facility is 8.71%.]	501,836	-

Less: Current portion	187,696	-

Long-term portion	314,140	-

Future repayment of the long-term obligation is as follows:

2006	314,140	-

11.

COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company has entered into contracts with the international supplier of its fleet of mining equipment for the financing of the mining equipment acquired for use at the Jacobina Mine. These obligations relate to pieces of equipment that had been ordered, but not received as at December 31, 2004. In addition, the Company has negotiated a full service contract with this supplier, for the maintenance of the major mining equipment provided by them. Financial obligations in terms of this service contract include both a fixed component, which is reflected below, as well as a variable component based on the number of hours that each piece of equipment is in operation.

The Company is also a party to certain management contracts. These contracts contain clauses requiring additional payments be made upon the occurrence of certain events. As the likelihood of these events taking place is not determinable, the contingent payments have not been reflected below. For further information, please refer to the Management Information Circular.

(in thousands of Canadian dollars)	2005	2006	2007
Mining equipment Service contract Management contracts	1,179 399 1,233	2,006 435 705	188 36 588
TOTAL	2,811	3,146	812

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

12.

INCOME TAXES

(a)

Provision for Income Taxes

Major items causing the Company's income tax rate to differ from the Canadian statutory rate of approximately 36% (2003 - 37%; 2002 - 39%) were as follows:

	December 31, 2004	August 31, 2003	August 31, 2002
	$	$	$
Loss before income taxes	(8,265,552)	(2,254,073)	(125,421)
Expected income tax benefit based on statutory rate Adjustments to benefit resulting from:	(2,976,000)	(834,000)	(49,000)
Share issue costs	(288,000)	(46,000)	-
Stock-based compensation	1,591,000	92,000	-
Valuation allowance	1,673,000	788,000	49,000

(b)

Future Tax Balances

The tax effects of temporary differences that give rise to future income tax assets and liabilities in Canada approximate the following:

	December 31, 2004	August 31, 2003	August 31, 2002
	$	$	$
Future income tax assets (liabilities) Non-capital losses	3,640,000	2,200,000	1,539,000
Exploration properties	116,000	102,000	108,000
Share issue costs	1,286,000	182,000	-
Valuation allowance	(5,042,000)	(2,484,000)	(1,647,000)

(c)

Canadian Tax Loss Carry-Forwards

The Company has approximately $1,543,000 (2003: $1,507,000; 2002: $313,000) of resource expenditures which, under certain circumstances, may be utilized to reduce Canadian taxable income of future years. As at December 31, 2004, the Company had approximately $10,111,000 (2003: $5,945,000; 2002: $4,000,000) of non-capital losses in Canada, which can be used to reduce taxable income of future years.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

12.

INCOME TAXES (continued)

The non-capital losses expire as follows:

2005

$

3,091,000

2006

74,000

2007

42,000

2008

155,000

2009

2,121,000

2013

2,704,000

2014

                   1,924,000

$             10,111,000

(d)

Brazilian income taxes and government royalties

Management believes that JMC has substantial tax losses in Brazil that may be carried forward to offset future taxable income from the Jacobina Mine, but cannot reasonably estimate these losses and the resulting future income tax assets at this time. Had the tax losses been determinable, a valuation allowance equal to the total amount of any future income tax assets would have been recorded to offset any such benefit

JMC is currently the subject of an audit of historical gold royalties payable (at a rate of 1% of production) to the authorities in Brazil, by the local office of the Departamento Nadonal de Producao Mineral. The Company is in the process of providing documentation supporting the historical remittances (of approximately R$2 million) and has accrued for those amounts due in respect of the period from 1996 to 1998 (of approximately R$200,000), which are covered by the indemnity provided to the Company by Valencia.

13.

RELATED PARTY TRANSACTIONS

All transactions with related parties have occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

(a)

Management and administrative services expense includes $ 120,000 (2003 - $ 90,000; 2002 - $ nil), which was paid to a company controlled by an officer and director of the Company for administrative services.

(b)

Desert Sun shares its premises with other public companies that have common directors. Desert Sun is reimbursed by these companies for their proportional share of the common expenses. At December 31, 2004 amounts receivable included $158,000 (2003: $23,000) due by these companies to Desert Sun.

(c)

Other receivables consist of amounts that are expected to be paid in taxes and royalties, and to settle historical creditors in Brazil, for which the Company is indemnified by Valencia. This amount does not include any amounts that might become due in respect of legal claims against JMC relating to silicosis, for which the Company is also indemnified by Valencia (see note 3). In the period under review, the Company paid $1.68 million to settle amounts in terms of the indemnity and had been refunded $1.54 million by Valencia, with $0.14 million included in amounts receivable at December 31, 2004. An officer and director of the Company is a director of Valencia.

(d)

A director of the Company subscribed for 125,000 units of the private placement of July 22, 2003 for gross proceeds of $125,000.

(e)

In August 2003, Desert Sun entered into an agreement with Rockwater Capital Corporation (“Rockwater”) to purchase from Rockwater a 1.7% net smelter royalty on the Jacobina Mine for cash consideration of $200,000. A director of the Company was also a director of Rockwater.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

14.

SEGMENTED INFORMATION

Geographic segmentation of the Company's assets is as follows:

	December 31, 2004	August 31, 2003	August 31, 2002
	$	$	$
Canada	22,980,151	6,760,157	1,776,452
Brazil	41,896,318	3,327,999	35,836
	64,876,469	10,088,156	1,812,288

All expenses included in the consolidated statement of operations were incurred in Canada.

15.

FINANCIAL INSTRUMENTS

Fair Value

Canadian generally accepted accounting principles require that the Company disclose information about the fair value of its financial assets and liabilities. Fair value estimates are made at the balance sheet date, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The carrying amounts for cash and short-term investments, amounts receivable and accounts payable and accrued liabilities on the balance sheet approximate fair value because of the limited term of these instruments.

Foreign Exchange Risk

Certain of the Company's expenses are incurred in United States and Brazilian currencies and are therefore subject to gains or losses due to fluctuations in these currencies.

Commodity Price Risk

The ability of the Company to develop its properties and the future profitability of the Company is directly related to the market price of gold.

16.

COMPARATIVE FIGURES AND CHANGE OF YEAR END

Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current period.

Desert Sun has changed its financial year end from August 31 to December 31. Under Brazilian law, Jacobina Mineracao e Comercio Ltda. ("JMC') is required to have a year end of December 31. As JMC holds a 100% interest in the Jacobina Mine and related exploration properties, Desert Sun's principal assets, the Company believes that it would be more cost efficient and in the best interests of shareholders for both companies to have the same financial year end. The Company has implemented this change by having a transition period of 16 months, with the last day of the transition period being December 31, 2004.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

17.

SUBSEQUENT EVENTS

(a)

On March 4, 2005 Desert Sun entered into an agreement with a syndicate of underwriters led by Sprott Securities Inc. and including CIBC World Markets Inc, Salman Partners Inc., Canaccord Capital Corporation, First Associates Investments Inc., Haywood Securities Inc. and Pacific International Securities Inc. pursuant to which the underwriters had agreed to purchase, on a bought deal basis, 8,583,691 units at a price of $2.33 per unit for aggregate gross proceeds of $20,000,000. The underwriters have the option to purchase an additional 2,145,923 units at the issue price for additional gross proceeds to Desert Sun of $5,000,000 at any time prior to the dosing of the offering. Each unit will consist of one common share and one-quarter of one common share purchase warrant of Desert Sun. Each whole warrant will be exercisable at a price of $2.50 until November 20, 2008. Proceeds from the offering will be used to fund expansion of exploration programs in Pindabacu, Morro do Vento, Canavieras and Jacobina, as well as to finance pre-feasibility and other development work at Mono do Vento and Canavieras.

Desert Sun anticipates filing a preliminary short form prospectus with the securities regulatory authorities in each of the provinces of Canada on or about March 8, 2005. The offering is subject to normal regulatory approvals. It is anticipated that dosing of the offering will occur on or about March 22, 2005.

These materials are not an offer of securities for sale in the United States. Securities may not be sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States will be made by means of prospectus.

(b)

On March 3, 2005 Desert Sun entered into an agreement with BankBoston to purchase Brazilian Real (R$) for monthly delivery of the equivalent of US$1 million per month beginning January 1, 2006 at an exchange rate averaging R$3.0:US$1 for the year.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada ('Canadian GAAP'). The following represents the material adjustments to the consolidated financial statements as at December 31, 2004, December 31, 2003, August 31, 2003 and August 31, 2002 in order to conform to accounting principles generally accepted in the United States ('US GAAP").

	December 31	December 31	August 31	August 31
	2004	2003	2003	2002
	$	$	$	$
ASSETS Exploration properly - Canadian GAAP	32,104,499	9,745,344	3,147,498	35,836
Less: exploration costs expensed - US GAAP (a)	(3,147,498)	(3,147,498)	(3,147,498)	(35,836)
Exploration properly - US GAAP	28,957,001	6,597,846
OPERATIONS Net Loss - Canadian GAAP	(6,982,924)	(1,282,629)	(2,254,073)	(125,421)
Exploration costs expensed - US GAAP (a)			(3,111,662)	(35,836)
Exploration costs written off - Canadian GAAP (a)			-	23,249
Compensation expense - Canadian GAAP (b)			248,874	-
Compensation expense - US GAAP (b)			(497,748)	(52,000)
Net loss - US GAAP	(6,982,924)	(1,282,629)	(5,614,609)	(190,008)
LOSS PER SHARE Numerator. Net loss for the period - US GAAP	(6,982,924)	(1,282,629)	(5,614,609)	(190,008)
Denominator. Weighted-average number of shares - Canadian GAAP	60,848,709	45,014,264	25,048,434	15,780,313
Adjustment required - US GAAP (c)	-	-	-	(546,238)
Weighted-average number of shares under US GAAP	60,848,709	45,014,264	25,048,434	15,234,075
Basic and diluted loss per share - US GAAP	0.11	0.03	0.22	0.01
CONTRIBUTED SURPLUS Contributed Surplus, end of period, Canadian GAAP	5,023,881	393,419	428,419
Compensation expense (b)	300,874	300,874	300,874	52,000
Contributed Surplus, end of period, US GAAP	5,324,755	694,293	729,293	52,000
DEFICIT Deficit, end of period - Canadian GAAP	(17,728,365)	(10,745,441)	(9,462,812)	(7,208,739)
Adjustment to deficit for exploration costs expensed - US GAAP (a)	(3,147,498)	(3,147,498)	(3,147,498)	(35,836)
Compensation expense (b)	(300,874)	(300,874)	(300,874)	(52,000)
Deficit, end of period - US GAAP	(21,176,737)	(14,193,813)	(12,911,184)	(7,296,575)

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

	December 31	December 31	August 31	August 31
	2004	2003	2003	2002
	$	$	$	$
CASH FLOWS Cash flows from operating activities - Canadian GAAP	(1,323,725)	(1,562,801)	(1,558,014)	(296,208)
Exploration costs expensed as incurred - US GAAP (a)			(3,111,662)	(35,836)
Exploration costs written off - Canadian GAAP (a)				23,249
Cash flows from operating activities - US GAAP	(1,323,725)	(1,562,801)	(4,669,676)	(308,795)
Cash flows from investing activities - Canadian GAAP	(29,929,868)	(3,605,825)	(3,154,069)	(35,836)
Exploration properly expensed as incurred - US GAAP (a)	-	-	3,111,662	35,836
Cash flows from investing activities - US GAAP	(29,929,868)	(3,605,825)	(42,407)
FUTURE INCOME TAXES Future income taxes - Canadian GAAP Future income tax assets relating to exploration costs expensed as incurred - US GAAP (a)	1,133,000	1,133,000	1,151,000	14,000
Increase in valuation allowance - US GAAP	(1,133,000)	(1,133,000)	(1,151,000)	(14,000)
Future income taxes – US GAAP	-	-	-	-

(a)

Exploration Property

Exploration property costs and related exploration expenditures are accounted for in accordance with Canadian GAAP as disclosed in Note 2 of these consolidated financial statements. For US GAAP purposes, the Company expenses, as incurred, the exploration costs and option fees relating to unproven exploration properties. When proven and probable reserves are determined for a property and a feasibility study prepared, subsequent exploration and development costs of the property are capitalized. The Company received a positive feasibility study for the Jacobina mine in September 2003. The capitalized cost of the property is measured periodically for recoverability of carrying values.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(b)

Stock based Compensation

During the year ended August 31, 2002, the Company issued 145,000 options to non-employees which, under SFAS 123, must be recognized as a stock based compensation. The fair value of these options would have been approximately $52,000.

The following pro forma information presents the net loss for the period and the net loss per common share had the Company adopted SFAS 123 for all stock options issued to employees.

	December 31 2004	December 31 2003	August 31 2003	August 31 2002
	$	$	$	$
Loss for the year- US GAAP	(6,982,924)	(1,282,629)	(5,614,609)	(190,008)
Fair value of options issued to employees - US GAAP			(926,672)	(474,000)
Pro forma loss - US GAAP	(6,982,924)	(1,282,629)	(6,541,281)	(664,008)
Pro forma loss per share - US GAAP	0.11	0.03	0.26	0.04

The fair value amounts have been determined using a Black-Scholes option pricing model with the following assumptions used for the periods ended August 31, 2003 and 2002: expected dividend yield of 0%, expected volatility of 78% in 2003 and 144% in 2002, a risk free interest rate of 4% and an expected life of five years.

(c)

Loss per Share

Under Canadian GAAP, shares held in escrow are included in the calculation of loss per share. Under US GAAP, shares held in escrow and which are contingently issuable are excluded from the weighted-average number of shares outstanding until such shares are released for trading.

Additionally, Statement of Financial Accounting Standards No. 128: Earnings per Share ('SFAS 128') replaces the presentation of primary earnings per share ("EPS') with a presentation of both basic and diluted EPS for all entities with complex capital structures including a reconciliation of each numerator and denominator. Basic EPS excludes dilutive securities and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding in the year. Diluted EPS, which reflects the potential dilution that could occur if dilutive securities were converted into common stock, is computed similarly to fully diluted EPS pursuant to previous accounting pronouncements. SFAS 128 applies equally to loss per share presentations.

Stock options and warrants outstanding were not included in the computation of diluted loss per share as their inclusion would be antidilutive. See Notes 6, 7 and 9 for a list of these stock options and warrants.

(d)

Income Taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantially enacted tax rates applicable to future years. Under US GAAP, only enacted rates are used in the calculation of future income taxes. This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the periods ended December 31, 2004 and August 31, 2003.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(e)

Comprehensive Income

Effective for fiscal years beginning after December 15, 1997, Statement of Financial Accounting Standards No. 130 'Reporting Comprehensive Income" ("SFAS 1301, is applicable for U.S. GAAP purposes. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement

(f)

Recent accounting pronouncements

1.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29." This Statement revises the criteria used to determine whether nonmonetary exchanges are measured based on the recorded amounts of the assets exchanged or on their fair value. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe that the adoption of this pronouncement will have a material impact on its financial reporting and disclosures.

2.

In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, 'Inventory Costs, an amendment of ARB No. 43, Chapter 4." SFAS No. 151 amends prior guidance to clarify the accounting for abnormal amounts of freight, handling cost and wasted material. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of this pronouncement will have a material impact on its financial reporting and disclosures.

3.

During 2004, The Emerging Issues Task Force ("EITF") formed a committee ("Committee') to evaluate certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, "Business Combinations" ("SFAS No. 141') to business combinations within the mining industry and the capitalization of costs after the commencement of production, including deferred stripping.

In March 2004, the EITF reached a consensus, based upon the Committee's deliberations and ratified by the FASB, that mineral interests conveyed by leases should be considered tangible assets. On April 30, 2004, the FASB issued a FASB Staff Position ("FSP') amending SFAS No. 141 and SFAS No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The FSP is effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. The Company does not believe that the adoption of this pronouncement will have a material impact on its financial reporting and disclosures.

4.

In March 2004, the EITF issued EITF 04-3, Mining Assets: Impairment and Business Combinations. EITF 04-3 requires mining companies to consider cash flows related to the economic value of mining assets (including mineral properties and rights) beyond those assets' proven and probable reserves, as well as anticipated market price fluctuations, when assigning value in a business combination in accordance with SFAS 141 and when testing the mining assets for impairment in accordance with SFAS 144. The consensus is effective for fiscal periods beginning after March 31, 2004. The Company does not believe that the adoption of this pronouncement will have a material impact on its financial reporting and disclosures.

In December 2004, the EIC of the CICA issued draft abstract D46 Mining Assets — Impairment and Business Combinations, which, if implemented, would harmonize Canadian GAAP and US GAAP.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(f)

Recent accounting pronouncements (continued)

5.

In December 2003, the Emerging Issues Committee of the CICA issued EIC 141, "Revenue Recognition" (`SIC 141'). EIC 141 summarizes the principles set forth in Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements" ("SAB 101') issued by the SEC. Under EIC 141, performance is achieved in a transaction involving the sale of goods when all of the following criteria are met persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; and the seller's price to the buyer is fixed or determinable. EIC 141 is applicable to the Company beginning January 1, 2005. The Company does not believe that the adoption of this pronouncement will have a material impact on its financial reporting and disclosures.

6.

In July 2003, the CICA issued CICA Handbook Section 1100, "Generally Accepted Accounting Principles" ("Section 1100'). This section establishes standards for financial reporting in accordance with Canadian GAAP. It describes what constitutes Canadian GAAP and its sources. This section also provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when the primary sources of Canadian GAAP are silent Section 1100 is applicable to the Company beginning January 1, 2005. The Company does not believe that the adoption of this pronouncement will have a material impact on its financial reporting and disclosures.

7.

In January 2004, the CICA issued amendments to CICA Handbook Section 3860, "Financial Instruments - Presentation and Disclosure" ("Section 38601, to require obligations that may be settled, at the issuer's option, by a variable number of the issuer's own equity instruments to be presented as liabilities. Thus, securities issued by an enterprise that give the issuer unrestricted rights to settle the principal amount in cash or in the equivalent value of its own equity instruments will no longer be presented as equity. Section 3860 is applicable to the Company beginning January 1, 2005 on a retroactive basis. The Company does not believe that the adoption of this pronouncement will have a material impact on its financial reporting and disclosures.

8.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), which replaces SFAS No. 123, "Accounting for Stock Based Compensation," ("SFAS 123") and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123R harmonizes Canadian and US GAAP.

9.

In June 2003, the CICA issued Accounting Guideline AcG-15, Consolidation of Variable Interest Entities ('VIEs'). This standard is harmonized with FASB Interpretation No. 46, Consolidation of Variable Interest Entities. The Guideline requires enterprises to identify VIEs in which they have an interest, determine whether they are the primary beneficiary of such entities and, if so, to consolidate them. The guideline is effective for annual and interim periods beginning on or after November 1, 2004. The Company does not believe that the adoption of this pronouncement will have a material impact on its financial reporting and disclosure.

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(g)

Consolidated Statements of Operations and Deficit, for the four months ended December 2003 and 12-months ended December 31, 2004.

	Four Months Ended	Twelve Months Ended	Sixteen Months Ended
	December 31, 2003	December 31, 2004	December 31, 2004

Revenue	$ -	$ -	$ -
Expenses Amortization	2,785	4,181	6,966
Compensation expense		4,419,024	4,419,024
Consulting fees	246,957	174,190	421,147
Directors' and Committee Members' fees	12,000	51,000	63,000
Investor relations and shareholders' information	231,560	562,812	794,372
Management and administrative services	529,417	1,148,314	1,677,731
Office and miscellaneous	126,527	384,639	511,166
Professional fees	64,077	164,323	228,400
Transfer agent, listing and filing fees	20,190	214,647	234,837
Travel and entertainment	121,130	441,167	562,297
Loss before the undernoted	1,354,643	7,564,297	8,918,940
Interest income	(72,014)	(601,340)	(673,354)
Interest expense		1,877	1,877
Foreign exchange loss		18,090	18,090
Net loss for the period	$ (1,282,629)	(6,982,924)	(8,265,553)
DEFICIT, beginning of period	(9,462,812)	(10,745,441)	(9,462,812)
DEFICIT, end of period	$(10,745,441)	$ (17,728,365)	$(17,728,365)

Net loss per share - basic and diluted	$(0.03)	$(0.11)	$(0.14)
Weighted average number of shares outstanding	45,014,264	60,848,709	57,348,561

DESERT SUN MINING CORP.

(A Development Stage Company.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

Sixteen Months Ended December 31, 2004

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(h)

Consolidated Statements of Cash Flows, for the four months ended December 2003 and 12-months ended December 31, 2004.

	Four Months Ended December 31, 2003	Twelve Months Ended December 31, 2004	Sixteen Months Ended December 31, 2004
Cash Provided by (Used in): OPERATING ACTIVITIES Net loss for the period	$(1,282,629)	$(6,982,924)	$(8,265,553)
Adjustments for non-cash items: Amortization	2,785	4,181	6,966
Compensation expense		4,419,024	4,419,024
Net change in non-cash working capital balances	(282,957)	1,235,994	953,037
	(1,562,801)	(1,323,725)	(2,886,526)
FINANCING ACTIVITIES Private placements (net of issue costs)	28,713,184	18,603,508	47,316,692
Exercise of warrants	1,218,300	2,066,633	3,284,933
Exercise of options	200,600	143,583	344,183
	30,132,084	20,813,724	50,945,808
INVESTING ACTIVITIES Exploration properly, plant and equipment (net)	(3,597,846)	(22,141,084)	(25,738,930)
Property and equipment (net)	(7,979)	(7,788,784)	(7,796,763)
	(3,605,825)	(29,929,868)	(33,535,693)
CHANGE IN CASH AND EQUIVALENTS, for the period	24,963,458	(10,439,869)	14,523,589
CASH AND EQUIVALENTS, beginning of period	6,832,461	31,795,919	6,832,461
CASH AND EQUIVALENTS, end of period	$31,795,919	$21,356,050	$21,356,050